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                                                                    EXHIBIT 99.7

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                        VOTING AND COOPERATION AGREEMENT


                                  BY AND AMONG

                           FELCOR SUITE HOTELS, INC.

                             BRISTOL HOTEL COMPANY

                               BASS AMERICA INC.

                              HOLIDAY CORPORATION

                                      AND

                          UNITED/HARVEY HOLDINGS, L.P.





                              DATED MARCH 23, 1998


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                        VOTING AND COOPERATION AGREEMENT

       This VOTING AND COOPERATION AGREEMENT (this "Agreement"), is made and entered into as of March 23, 1998, by and among FelCor Suite Hotels, Inc., a Maryland corporation ("FelCor"), Bristol Hotel Company, a Delaware corporation ("Bristol"), Bass America Inc., a Delaware corporation ("BAI"), Holiday Corporation, a Delaware corporation ("HC"), and United/Harvey Holdings, L.P., a Delaware limited partnership ("Holdings" and, together with BAI, HC and any transferee that acquires Subject Shares that agrees to be bound by this Agreement, the "Stockholders").

                                    RECITALS

       A. FelCor and Bristol propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Bristol will merge with and into FelCor (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement.

       B. Prior to the consummation of the Merger, Bristol intends to distribute to the holders of Bristol Common Shares all of the issued and outstanding common stock, par value $0.01 per share ("BHR Common Shares"), of Bristol Hotels and Resorts, Inc., a Delaware corporation ("BHR") (the "Spin-Off").

       C. As of the date hereof, each Stockholder owns of record the number of Bristol Common Shares set forth opposite the Stockholder's name on Schedule A hereto (such Bristol Common Shares, together with any other Bristol Common Shares acquired by, and not including any Bristol Common Shares sold by, such Stockholder from the date hereof through the Record Date for the Bristol Stockholders Meeting, are collectively referred to herein as such Stockholder's "Subject Shares").

       D. Bristol, Holdings, HC, BAI and Bass plc entered into a Stockholders' Agreement, dated as of April 28, 1997 (the "Old Stockholders' Agreement"), and Bristol, Holdings, HC and BAI entered into a Registration Rights Agreement, dated as of April 28, 1997 (the "Old Registration Rights Agreement").

       E. The parties hereto desire that the Merger and the Spin-Off occur, and accordingly have agreed to take certain actions that are necessary in order to satisfy certain of the conditions precedent to the Spin-Off and the Merger.

       F. As a condition and inducement to FelCor's willingness to enter into the Merger Agreement, FelCor has requested that


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each Stockholder agree, and each Stockholder has agreed, to enter into this
Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

       1. Agreement to Vote Shares. During the Term, at any meeting of the stockholders of Bristol called to consider and vote upon the adoption of the Merger Agreement or approval of the Spin-Off (if such approval is sought) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement and approval of the Spin-Off by written consent of the stockholders of Bristol, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares in favor of the adoption of the Merger Agreement and approval of the Spin-Off and against any Adverse Proposal. For purposes of this Agreement, (a) the term "Term" means the period commencing on the date hereof and ending as of the earlier of (i) the Effective Time and (ii) FelCor's or Bristol's giving of notice of the termination of the Merger Agreement, regardless of whether the validity of such notice or right to exercise termination is being or may thereafter be contested, and (b) the term "Adverse Proposal" means any (i) Acquisition Proposal, (ii) any change in the composition of a majority of the Board of Directors of Bristol, and (iii) any other intentional action which is intended or could reasonably be expected to hinder, delay or result in the failure of the Merger to occur. Nothing herein, however, will prohibit or restrict any Stockholder from pledging or otherwise disposing of (collectively, "Transfer") any Subject Shares, provided, however, that (i) in connection with any Transfer of more than 100,000 Subject Shares to a single purchaser effected pursuant to a privately negotiated transaction or series of transactions, any Stockholder will be required to obtain the agreement of such purchaser to be bound by the covenants in this Section 1 and (ii) no Stockholder may Transfer any Subject Shares if, following such Transfer, the aggregate number of Subject Shares that is subject to the provisions of this Agreement would be less than a majority of the issued and outstanding Bristol Common Shares as of the Record Date for the Bristol Stockholders Meeting.

       2. Other Agreements of BAI and HC. (a) On the date the Spin-Off is effected, BAI and HC will, and will cause Holiday Hospitality Corporation to, as appropriate:

              (i) Enter into the Hotel Properties Agreement in substantially the form attached hereto as Exhibit A;





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              (ii)   Enter into the Confirmation Agreement in substantially the form attached hereto as Exhibit B;

              (iii) Enter into the Stockholders' and Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the "FelCor Stockholders' Agreement");

              (iv) Enter into the Stockholders' Agreement in substantially the form attached hereto as Exhibit D (the "BHR Stockholders' Agreement"); and

              (v) Enter into the Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the "BHR Registration Rights Agreement").

       (b) On or before the date the Spin-Off is effective, BAI and HC will review and approve the form of lease to be entered into by BHR and FelCor, such approval not to be unreasonably withheld or delayed.

       (c) Immediately after the Spin-Off and prior to the Effective Time, BAI and HC will Transfer to BHR for redemption that number of BHR Common Shares equal to the excess of (i) the aggregate number of shares of BHR Common Shares that such Stockholders may be deemed to own immediately following the Spin-Off by virtue of the attribution provisions of Section 544 of the Code (as modified by Section 856(h)(i)(B) of the Code) (assuming that BHR is a REIT for such purposes) and/or Section 318 of the Code (as modified by Section 856(d)(5) of the Code) (together, the "Attribution Rules") over (ii) the number of shares that represent 9.9% of the total number of outstanding BHR Common Shares as of the Spin-Off Time after giving effect to the redemption herein contemplated (such shares, the "Excess Shares") in consideration for payment by BHR to BAI and HC by wire transfer of cash in the aggregate amount of $25,814,200 (the "Excess Shares Redemption Amount"). Each of BAI and HC will transfer a pro rata portion of the Excess Shares based on the number of BHR Common Shares held by it as compared to the aggregate BHR Common Shares held by BAI and HC. Upon such redemption, BAI and HC will deliver to BHR such stock transfer forms, stock powers, certificates and other documents evidencing the redemption of the Excess Shares and confirming BAI's and HC's ownership of BHR Common Shares immediately prior to the Effective Time and following the Excess Shares Redemption as BHR may reasonably request.

       (d) In the event that BAI, HC or any of their respective Affiliates decreases the number of Bristol Common Shares held by such Stockholders between the date hereof and the Spin-Off Time, the Excess Shares Redemption Amount will be decreased, as appropriate, proportionately by an amount corresponding to the





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decrease in Excess Shares resulting from a change in such number of Bristol
Common Shares. In the event that BAI, HC or any of their respective Affiliates increases the number of Bristol Common Shares held by such Stockholders between the date hereof and the Spin-Off Time so as to result in an increase in the number of Excess Shares from the number of Excess Shares determined as of the date hereof, such Excess Shares will also be redeemed pursuant to Section 2(b) with no corresponding increase in the Excess Shares Redemption Amount. Bristol will not take any action without the prior written consent of the parties hereto that would have the effect of increasing or decreasing the number of Bristol Common Shares held by HC or BAI.

       (e) Prior to the Effective Time, BAI and HC will not, and will cause their Affiliates not to, increase or decrease the number of BHR Common Shares held by such Stockholders (other than by virtue of a change in the number of Bristol Common Shares held by such Stockholders between the date hereof and the Spin-Off Time).

       (f) Any Stockholder may transfer any or all of its Subject Shares to an Affiliate of which such Stockholder owns a majority of the equity or other ownership interests as long as such Affiliate agrees to be bound by the terms of this Agreement on the same terms as the transferring Stockholder.

       3. Other Agreements of Holdings. (a) Immediately after the Spin-Off Time and prior to the Effective Time, Holdings will contribute all the Bristol Common Shares it owns to two limited partnerships to be organized by Holdings and its partners of which an affiliate of Holdings will be the general partner (the "Partnerships") in such proportion as Holdings deems appropriate and as FelCor approves, such approval not to be unreasonably withheld or delayed. Upon such distribution, Holdings will deliver to BHR such stock transfer forms, stock powers, certificates and other documents confirming Holdings' and the Partnerships' ownership of Bristol Common Shares and BHR Common Shares immediately prior to the Effective Time and following such distributions.

       (b) Prior to the Effective Time, Holdings will cause the Partnerships to enter into the FelCor Stockholders' Agreement and Holdings will enter into the BHR Stockholders' Agreement and the BHR Registration Rights Agreement.

       4. Termination of Old Stockholders' Agreement and Old Registration Rights Agreement. Effective as of the Effective Time, each of the parties acknowledges and agrees that the Old Stockholders' Agreement and the Old Registration Rights Agreement will, without any further action, terminate and be of no further force and effect. Effective as of the Effective Time, each of the parties acknowledges that the Management Stockholders





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Agreement, dated as of April 28, 1997, will, without any further action terminate and be of no further force and effect.

       5. Certain Representations, Warranties and Covenants of the Stockholders. Each Stockholder, severally and not jointly, represents, warrants and covenants to FelCor and Bristol as follows:

       (a) Ownership. Except as specified on Schedule A, such Stockholder is the sole record and beneficial owner of the number of Bristol Common Shares set forth opposite such Stockholder's name on Schedule A and will have full and unrestricted power to vote such shares. Such Stockholder does not own any securities of Bristol on the date of this Agreement other than the Bristol Common Shares and the options to purchase Bristol Common Shares described on Schedule A. Except for transfers permitted pursuant to Section 1, at the Record Date for the Bristol Stockholders Meeting, such Stockholder will be the sole record and beneficial owner of the number of Bristol Common Shares set forth opposite such Stockholder's name on Schedule A and will have full and unrestricted power to vote such shares.

       (b) Due Authorization. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

       (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on such Stockholder, other than any such conflicts, breaches, violations, defaults, rights or losses that, individually and in the aggregate, would not (a) impair the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or
(b) prevent or





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delay the consummation of any of the transactions contemplated by this
Agreement.

       (d) Reliance by FelCor. Each Stockholder understands and acknowledges that FelCor is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

       (e) Non-Interference. Such Stockholder will not, except as permitted by this Agreement, (i) grant any proxies or powers of attorney with respect to any of such Stockholder's Subject Shares, (ii) deposit any of such Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to such Stockholder's Subject Shares, or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing such Stockholder from performing its obligations under this Agreement.

       (f) Survival. Each Stockholder's representations and warranties set forth in this Section 5 will survive the Effective Time for one year after the date of this Agreement.

       6. Release. Effective without further action as of the Effective Time, each Stockholder hereby releases any and all claims such Stockholder has or may have against Bristol and Bristol's directors, officers and other employees for all acts, actions, events or occurrences arising or occurring at any time prior to and including the Effective Time that would give rise to a claim for indemnification by such directors, officers or employees under the Bristol Certificate, the Bristol Bylaws, any indemnification agreement for the benefit of such persons, or Bristol's directors' and officers' insurance policy; provided, however the foregoing release will not affect any Stockholder's rights under any written agreement with Bristol.

       7. Indemnification. FelCor hereby agrees to indemnify, defend and hold harmless each Stockholder to the fullest extent permitted by law against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) and all expenses (including without limitation attorneys'
fees), costs and obligations paid or incurred (a "Loss") in connection with investigating, defending, participating in or preparing to defend any Claim relating to, resulting from or arising out of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (including without limitation the execution and delivery of the agreements described in Sections 2 and 3 of this Agreement); provided however, the foregoing indemnity will not include any Loss incurred by a Stockholder as a result of any breach of a representation, warranty or covenant under this Agreement. For purposes of this Agreement, "Claim" means any





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threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted, made or conducted by the Company or any other party, that any Stockholder determines might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

       8.     Miscellaneous.

       (a) Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the performance of its obligations hereunder.

       (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid against the other parties only if set forth in an instrument in writing signed on behalf of each such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

       (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

       (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of laws principles thereof.

       (f) Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholders, to the address set forth on Schedule A hereto or, in the case of FelCor or Bristol, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).





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       (i)    If to FelCor, to:

              FelCor Suite Hotels, Inc.
              545 E. John Carpenter Freeway
              Suite 1300
              Irving, Texas  75062
              Attention: President
              Attention: General Counsel
              Telecopy: (972) 444-4949

              with copy to:

              Jenkens & Gilchrist, P.C.
              1445 Ross Avenue
              Suite 3200
              Dallas, Texas 75202
              Attention: Robert W. Dockery
              Telecopy: (214) 855-4300

       (ii)   If to Bristol, to:

              Bristol Hotel Company
              14295 Midway Road
              Dallas, Texas  75244
              Attention:  General Counsel
              Telecopy: (972) 391-1515

              with copy to:

              Jones, Day, Reavis & Pogue
              599 Lexington Avenue
              New York, New York 10022
              Attention: Robert A. Profusek
              Telecopy: (212) 755-7306

       (g) Assignment. Neither this Agreement nor any of the rights, interest or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of FelCor and Bristol, and any such assignment or delegation that is not consented to will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such breach would cause the other parties hereto to sustain damages for which they would not have an adequate remedy at law for money damages. It is accordingly agreed that each party will be entitled to an





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injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or in any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

       (i) Exclusive Remedy. If any Stockholder fails to perform any covenant to be performed by it under this Agreement, and if, pursuant to
Section 7.2 of the Merger Agreement, the Break-Up Fee is paid to FelCor by Bristol, such Break-Up Fee will constitute liquidated damages and will be FelCor's sole and exclusive remedy for any breach by a Stockholder of any of its representations, warranties or covenants under this Agreement.

       (j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

       (k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

       (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       (m) Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.





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       (n)    Defined Terms.  Capitalized terms used herein that are not otherwise defined herein have the meanings set forth in the Merger Agreement.

                            [Signature page follows]





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       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.



STOCKHOLDERS:


UNITED/HARVEY HOLDINGS, L.P.

By:    Holdings Genpar, L.P.,
       its General Partner

By:    H H Genpar Partners,
       its General Partner

By:    Holdings Associates,
       Inc., its Managing
       General Partner


By:     /s/ Daniel A. Decker
       ----------------------------
       Title: Executive Vice
       President


BASS AMERICA INC.



By:     /s/ F. Andrew Simpson
       ----------------------------
       Title: President


HOLIDAY CORPORATION



By:     /s/ Robert J. Chitty
       ----------------------------
       Title: Vice President/
       Treasurer


The undersigned agrees to the
terms of Sections 2 and 4.


BASS PLC


By:     /s/ F. S. Wigley
       ----------------------------
       Title: General Counsel
       and Secretary





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FELCOR SUITE HOTELS, INC.



By:     /s/ Lawrence D. Robinson
       ----------------------------
       Title: Senior Vice
       President


BRISTOL HOTEL COMPANY



By:     /s/ Peter Kline
       ----------------------------
       Title: President and
       Chief Executive Officer



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                                   SCHEDULE A


 Name and Address                Number of Bristol           Options to purchase
 of Stockholder                  Common Shares               Bristol Common Shares
 ----------------                ----------------            ---------------------
 Holiday Corporation                 3,586,929
 Three Ravinia Drive
 Suite 2900
 Atlanta, Georgia 30346
 Attn:  Craig H. Hunt


 Bass America, Inc.                 10,455,033
 c/o Holiday Corporation
 Three Ravinia Drive
 Suite 2900
 Atlanta, Georgia 30346
 Attn:  James L. Kacena

 United/Harvey                      12,716,986                  1,342,791
   Holdings, L.P.
 2200 Ross Avenue
 Suite 4200 West
 Dallas, Texas 75201
 Attn: Daniel A. Decker